THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES                         Exhibit 12
Computation of Ratios
(In thousands, except ratios)

                                                                             Three Months Ended               Nine Months Ended
                                                                                September 30                    September 30
                                                                      ---------------------------        --------------------------
                                                                            1998           1997              1998            1997
                                                                          ------         ------             ------          ------
EARNINGS:
Income (loss) before income taxes                                        $37,998         274,551         (122,202)         974,714
Add: fixed charges                                                        25,061          29,743           92,028           88,783
                                                                     -----------     -----------       -----------     -----------
      Income (loss), as adjusted                                         $63,059         304,294          (30,174)       1,063,497
                                                                     -----------     -----------       -----------     -----------
                                                                     -----------     -----------       -----------     -----------
FIXED CHARGES:
Interest costs                                                           $18,994          22,228            58,627          65,697
Rental expense (1)                                                         6,067           7,515            33,401          23,086
                                                                     -----------     -----------       -----------     -----------
      Total fixed charges                                                $25,061          29,743            92,028          88,783
                                                                     -----------     -----------       -----------     -----------
                                                                     -----------     -----------       -----------     -----------
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Fixed charges                                                            $25,061          29,743            92,028          88,783
PSOP preferred stock dividends                                             4,225           4,352            12,771          13,168
Dividends on redeemable
   preferred securities                                                    9,356           9,332            28,207          23,818
                                                                     -----------     -----------       -----------     -----------
       Total fixed charges and preferred
         stock dividends                                                 $38,642          43,427           133,006         125,769
                                                                     -----------     -----------       -----------     -----------
                                                                     -----------     -----------       -----------     -----------
Ratio of earnings to fixed charges (2)                                      2.52           10.23                -            11.98
                                                                     -----------     -----------       -----------     -----------
                                                                     -----------     -----------       -----------     -----------
Ratio of earnings to combined fixed charges
   and preferred stock dividends (2)                                        1.63            7.01                -             8.46
                                                                     -----------     -----------       -----------     -----------
                                                                     -----------     -----------       -----------     -----------


(1) Interest portion deemed implicit in total rent expense. Total for nine months ended Sept. 30, 1998 includes an $11.4 million provision representative of interest included in charge for future lease buy-outs recorded in the second quarter of 1998 as a result of The St. Paul's merger with USS&G Corporation.


(2) The year-to-date 1998 loss is inadequate to cover "fixed charges" by $122.2 million and "combined fixed charges and preferred stock dividends" by $163.2 million.